                      DATED 11th MARCH 1993



                    BANTRY INVESTMENTS LIMITED

                             -AND-

                  TONY STONE ASSOCIATES LIMITED


           -------------------------------------------


                             LEASE


          OF PART GROUND FLOOR, 116/134 BAYHAM STREET
                      CAMDEN TOWN, LONDON NW1


           -------------------------------------------



                            Reid Minty
                         92 Seymour Place
                              London
                             W1H 5DB

THIS LEASE is made the eleventh day of March __, 19__ BETWEEN BANTRY INVESTMENTS LIMITED a Company register Gibraltar whose registered office is at Library Ramp PO BOX 104 Gibraltar and whose address in the United Kingdom is c/o Fox Associates 1 Bayham Street London NW1 OER (hereinafter called "the Landlord") of the one part and TONY STONE ASSOCIATES LIMITED a Company registered in England and having its registered office at 116 Bayham Street London NW1 OBA (hereinafter called "the Tenant") of the other part
WITNESSETH as follows:

1.   PARTICULARS AND INTERPRETATION IN THIS LEASE

1.1 The expression "the Landlord" shall where the context so admits include the person for the time being entitled to the reversion immediately expectant on the determination of the term hereby created;

1.2 The expression "the Tenant" shall where the context so admits include its successors in title and permitted assign;

1.3 Words importing the neuter gender include the masculine and feminine genders;

1.4 Words importing the singular number only include the plural number and vice versa and where there are two or more persons included in the expressions "the Tenant" "and the Guarantor" respectively covenants expressed to be made by the Tenant and the Guarantor respectively shall be deemed to be made by such persons jointly and severally;

1.5 The expression "Superior Landlord" shall mean any Landlord (other than the Landlord) holding an estate or interest in reversion on the Premises or on the said term whether immediate to the Landlord or otherwise;

1.6 Such of the division walls as divide the Premises from other premises of the Landlord shall be deemed to be party walls or fences and to belong in equal moieties (considered as divided vertically down the middle throughout the whole length) to the property on either side thereof

1.7 The expression "the Previous Lease" means the Lease of premises situated on the basement First and Second Floors of the building known as 116/134 Bayham Street, Camden Town, London NW1 dated the 23rd day of October 1990 and made between the Landlord (1) and the Tenant (2) for a term of twenty five years from the 23rd day of October 1990

2.   DEMISE AND RENTS

IN consideration of the rents and the Tenant's covenants hereinafter reserved and contained the Landlord HEREBY DEMISES unto the Tenant ALL THOSE the premises ("the Premises") being part Ground Floor of the building situate and known as 116/134 Bayham Street Camden Town London NWl ("the Building") as the same is shown edged red on the plan ("the Plan") annexed hereto and includes:

(i) all doors and windows and window and door frames and the glass (including any plate glass) fitted therein (but excluding the paintwork and decoration of the external surfaces of such doors windows and window frames):

(ii) on half (severed vertically) of all non-structural partitions separating the Premises from any other part of the Building;

(iii)     all other internal non-structural partitions;

(iv)      the ceilings and floors;

(v) the plaster or other finish on all structural walls and ceilings within the Premises;

(vi) all pipes and sanitary and water apparatus which are within the Premises and serve the Premises alone but excludes:

(i) the main structure of the Building including (but not by way of limitation) the roof and the roof joists above the ceilings of premises in the Building the foundations and the exterior and the load bearing columns and walls the main beams decks or girders supporting the floors of the Building of any premises comprised within the Building ("the Main Structure");

(ii) any pipes and other service conduits in the Premises which serve any other part of the Building.

TOGETHER with the easements and rights set out in Part 1 of the First Schedule hereto but except and reserving from the demise in favour of the Landlord and the tenants and occupiers of other portions of the Building of which the Premises form part and other persons entitled thereto the easements and rights set out in Parl 2 of the First Schedule hereof

TO HOLD unto the Tenant for a term of twenty five years from (and including) the 23rd day of October 1990 and expiring on the 22nd day of October 2015 ("the Term") subject to the restrictive covenants conditions stipulations exceptions reservations easements and other matters referred to or contained in the Entries on the Register at H M Land Registry of the Landlord's Title Number NGL468360 YIELDING AND PAYING therefor unto the Landlord yearly during the Term and so in proportion for any less time than a year the respective rents following (that is to say):

FIRST from the commencement date of the Term until the 2nd day of September 1993 the rent of a peppercorn (if demanded)

And thereafter from (and including) the third day of September 1993 until the 22nd day of April 1994 the exclusive yearly rent of FORTY ONE THOUSAND SEVEN HUNDRED AND SIXTY POUNDS (L41,760.00)

And thereafter from (and including) the 23rd day of April 1994 until the 22nd day of April 1995 the exclusive yearly rent of FORTY SIX THOUSAND AND EIGHTY POUNDS (L46,080.00) and thereafter from (and including) the 23rd day of April 1995 until the 22nd day of October 1995 the exclusive yearly rent of FIFTY THOUSAND FOR HUNDRED POUNDS (L50,400.00)

And thereafter for the next five years of the Term ("the second period") either the yearly rent reserved above or the market rent (as hereinafter defined) of the Premises at the commencement of the said period whichever is the higher

And thereafter for the next five years of the Term ("the third period") either the yearly rent reserved above and payable immediately prior to the commencement of the third period or the market rent (as hereinafter defined) of the Premises at the commencement of the said period whichever is the higher

And thereafter for the next five years of the Term ("the fourth period") either the yearly rent reserved above and payable immediately prior to the commencement of the fourth period or the market rent (as hereinafter defined) of the premises at the commencement of the said period whichever is the higher

And thereafter for the last five years for the Term ("the last period") either the yearly rent reserved above and payable immediately prior to the commencement of the last period or the market rent (as hereinafter defined) of the premises at the commencement of the said period whichever is the higher the said rents in all cases to be paid without any deduction (except for tax authorised by statutory to be deducted) by equal quarterly payments in advance on the usual quarter days in every year ("the Rent Payment Days") and the Tenant shall give to the Bankers for the time being of the Landlord (as nominated from time to time in writing by the Landlord to the Tenant) a standing order directing such quarterly payments to be made on the due dates at the Bankers of the Landlords the first of such rent payments to be a proportionate part for the period from the date ("the first Rent Payment Date") hereof to the date one day before the next Rent Payment Date and shall be made on the execution hereof

SECONDLY by way of further or additional rent an amount equal to a fair proportion (to be determined failing agreement by the Landlord's Surveyor whose determination shall be final and binding on the parties hereto save in case of manifest error) of the yearly sum or sums properly expended by or demanded of the Landlord in insuring the Building, and the Landlord's fixtures and fittings therein against loss or damage by fire explosion lightning impact vehicles aircraft (not being hostile aircraft) and articles dropped therefrom flood storm or tempest bursting and overflowing of water tanks apparatus or pipes riot civil commotion malicious damage theft following forcible and violent entry into or exit from the Premises subsidence and accidental damage and against such other risks as the Landlord shall reasonably think necessary ("the Insured Risks") in a sum equal to the full cost of reinstatement (including Architects' and Surveyors' fees demolition and site clearance charges and three years' loss of rent such amount to be paid by the Tenant within 14 days of demand

THIRDLY by way of further or additional rent due in each year of the Term a Service Charge equal to such proportion of the total cost ("the total cost") incurred or estimated by the Landlord in respect of the Services and Expenses specified in the Third Schedule to the Previous Lease and the costs of the Landlord carrying out its obligations set out herein as the Area of the premises bears to the aggregate Area of all other parts of the Building let or intended to be let by the Landlord (the expression "Area" means the Net Internal Area measured in accordance with the Code of Measuring Practice issued by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers as amended from time to time) such Service Charge to be calculated and payable in accordance with the following provisions

(1)  The Service Charge shall be payable in advance on the usual quarter days

(2) For the period from the date hereof to the 31st day of December 1993 the Tenant shall pay an estimated Service Charge at the rate of L6,600 per annum the first payment (being a proportionate payment) in respect of the period up to the quarter day next following the date hereof to be made on or before the execution hereof

(3) The total cost to the Landlord during each financial year of the Landlord shall be certified by a Chartered Accountant appointed by the Landlord and shall contain a fair summary of the items referred to in it and shall include the fees of the Chartered Accountant for such certification and an amount for general management expenses up to 10 per cent of the said total cost if the Landlord shall manage the Building and up to 12.5% maximum thereof plus VAT if the Landlord shall appoint managing agents and the said certificate shall (save in case of manifest error be conclusive evidence of all matters of fact referred to in it but the Tenant shall be entitled to inspect the audited account on request and be provided with copies of the same

(4) For the purpose of assessing payment on account of the Service Charge for each financial year of the Landlord subsequent to the 31st day of December 1993 the Service Charge for such year shall be provisionally based on actual cost of providing the services calculated and certified as aforesaid for the previous financial year of the Landlord and until the actual costs of providing service for such year shall have been certified by the Landlord the Tenant shall continue to make equal quarterly payments in advance on the usual quarter days in every year at the rate based on the last cost certified by the Landlord (or on the aforementioned estimated Service Charge if no certificate shall have been issued by the Landlord)

(5) Any under-payment or over-payment in respect of the Service Charge for a particular financial year or lesser period shall be adjusted on the quarter day next following the certification in manner aforesaid of the actual costs to the Landlord of carrying out the said works and providing the said services and facilities during that year or period

(6) The Landlord will not charge the Tenant and the Service Charge shall not include any part of the total cost as shall be attributable from time to time from other parts of the Building as shall be designed and available for letting whether let or unlet or which are occupied by the Landlord during the whole or proportionately for any part of the relevant Service Charge year

(7) The Tenant shall also pay by way of Service Charge if requested by the Landlord a reasonable provision (to be determined by the Surveyor acting as an expert and not as an arbitrator) towards the Landlord's anticipated expenditure during the Term in respect of:

     (a) periodically recurring items whether recurring at regular or irregular intervals and

     (b) such of the Landlord's obligations as relate to the renewal of replacement of the items referred to

PROVIDED that:

          (i)   such reasonable provision in respect of items in sub-paragraph
                (7)(b) aforesaid shall be determined on the assumption that the cost of replacement of such items is calculated on such life expectancy as the Surveyor may reasonably determine (acting as an expert and not as an arbitrator) and that each year the Tenant will be required to pay a rateable proportion towards the anticipated cost of renewal or replacement to the intent that a fund or funds be accumulated sufficient to cover the cost of renewal or replacement by the end of the anticipated life of each such item except that the Tenant shall not be require to make any provision towards expenditure by the Landlord that it is anticipated will be incurred by the Landlord after the expiry of the Term

          (ii) nothing in the provisions herein contained shall oblige the Landlord to establish and/or maintain any such fund sufficient in whole or in part to cover such cost of replacement or renewal of any such item

          (iii) any expenditure by the Landlord in respect of a recurring item referred to in this Schedule or in respect of its obligations in connection with the renewal or replacement of an item referred to where either:

               (a) a fund has been established in connection with such recurring item or the renewal or replacement of that item ("the Specific
                    Fund") or

               (b) a part of a fund ("the General Fund") has been allocated by the Landlord for such recurring item or the renewal of replacement of that item shall first be met out of the Specific Fund or as appropriate out of the General Fund to the extent of the credit allocated for that item by the Landlord in the General Fund

     (iv) the certificate referred to in paragraph (3) aforesaid shall indicate whether or not the Landlord has established and is maintaining any fund or funds pursuant to this paragraph and shall provide full details of any such fund or funds

     (v) All sums received by the Landlord pursuant to sub-paragraph (7) aforesaid shall be credited to an account separate from the Landlord's own money and shall be held by the Landlord upon trust during the period of 80 years from the date of this Lease (which shall be the perpetuity period applicable to the provisions) for the persons whom from time to time shall be the tenants of the Building to apply the same and any interest accruing for the purposes set out in this paragraph and at the expiry of such period any such sums unexpended shall be paid to the persons who shall then be the tenants of the Building in shares equal to the percentage which the Service Charge payable by each tenant respectively bears to the total of all the Service Charge paid by the tenants of the Building

AND FOURTHLY by way of further or additional rent all sums of money which become payable to the Landlord or its Agents by virtue of any provision of this Lease

3.   VAT

All sums payable under or in connection with this Lease in respect of rent or any other monies payable or taxable supplies received by the Tenant shall be deemed to be exclusive of Value Added Tax (or any similar tax which shall replace Value Added Tax) which may be chargeable thereon (but without any obligation upon the Landlord to exercise any election to waive exemption in respect of such tax) and upon the production by the Landlord or its agent to the Tenant of an invoice appropriate to that tax the Tenant shall pay and indemnify the Landlord in respect of such tax in addition to those sums and the Landlord shall have the same remedies for non-payment of the tax as if the tax were part of the rent or other such moneys or supply

4.   MARKET RENT

The market rent ("the Market Rent") of the Premises shall be the amount which shall be agreed between the Landlord and the Tenant to be the open market rent for the time being reasonably obtainable as between a willing landlord and a willing tenant in respect of the Premises let as a whole with vacant possession for a term equal to the residue of the term hereby granted or fifteen years whichever shall be the longer (in both cases commencing on the commencement of the relevant period) without payment of any fine or premium and in all other respects on the terms and conditions of this Lease (including the provision for the review of rent but excluding the amount of rent payable)

ASSUMPTIONS

4.1            Upon the suppositions (if not facts)

     4.1.1 That all parts of the Premises are then ready fit and available for immediate use and occupation and could and would be immediately occupied whether by any willing tenant or under-tenant;

     4.1.2 That the Landlord and the Tenant have complied with all the obligations on the part of the Landlord and the Tenant respectively imposed by these presents (but without prejudice to any rights of either party in regard thereto); and

     4.1.3 That if the Premises or any part thereof or the means of access thereto or any services enjoyed therewith shall have been destroyed or damaged the same had before the relevant period been fully reinstated; and

     4.1.4 That the whole of the Premises are then and will (throughout the term required to be calculated for the purposes of such lease) remain in good and substantial repair and condition fit for immediate occupation and use; and

     4.1.5 That the Premises have been fully fitted out and equipped so as to be ready for immediate occupation and use by such willing tenant for the Assumed Use; and

     4.1.6 That the Premises have and will have throughout the term required to be calculated for the purposes of such lease the benefit of all necessary or appropriate rights easements quasi-rights quasi-easements permissions approvals services facilities or amenities (whether the same be required from the Landlord or from any other person or authority) so as to enable the willing tenant properly and beneficially to occupy use and enjoy the Premises for the Assumed Use;

     4.1.7 That the willing Lessee and its potential assignees or underlessees of the Demised Premises suffer no disadvantage at the relevant review date or at any time during the term arising from an actual or potential election by the Landlord to waive exemption in respect of Value Added Tax (or any similar tax which shall replace Value Added Tax) so far as concerns rent payable or of any taxable supply received by the Tenant under or in connection with this Lease

     4.1.8 That the Landlord is able to and does make full recovery of Value Added Tax paid or payable on payments made by it in connection with this Lease and which the Tenant is obliged to reimburse the Landlord (whether by way of service charge or otherwise) under the terms of this Lease

     4.1.9 That for the purpose of this clause 4 the Assumed Use shall mean as offices only

DISREGARDS:

4.2  Taking no account of

     4.2.1 Any goodwill attributable to the Premises by reason of any trade or business carried on therein by the Tenant or any permitted Under tenant; and

     4.2.2 Any effect on rent of the fact that the Tenant or any permitted Under tenant has carried out any works to the premises (to which the Landlord shall have given written consent) excluding works carried out pursuant to an obligation to the Landlord; and

     4.2.3 Any effect on rent of the fact that the Tenant or any permitted Under tenant may have been in occupation of the Premises; and

     4.2.4 Any effect on rent of the absence of any rent free period or contribution towards fitting out costs or other inducement which it might then be the practice in the open market to make or allow to tenants on a new letting with vacant possession

     4.2.5 Any diminution of rental value which is attributable to work carried out by or anything done or omitted by the Tenant or any such predecessor in title or other person as aforesaid;

     4.2.6 Any effect on rental value of anything by reason whereof the Premises fail to comply with the lawful requirements of any competent authority in respect of health or safety

     4.2.7 All restrictions whatsoever relating to rent or to security of tenure contained in any Act of Parliament and any directions thereby given relating to any method of determining rent as may be permitted by law

     4.2.8 Any adverse effect upon rent of any temporary works operations or other activities on any adjoining or neighbouring property;

5.   REFERRAL TO EXPERT

5.1 If in any circumstances whatsoever the Market Rent shall not have been agreed between the Landlord and the Tenant by the date three months before the commencement ("the Review Date") of any period ("the Review Period") of the Term for which a rent review is stipulated then the question may at any time thereafter at the joint expense of the parties be referred by either party to the decision of a Surveyor ("the Surveyor") practising in or having knowledge of rental values in the area in which the Premises are situate

5.2 The Surveyor shall be mutually agreed by the Landlord and the Tenant or in default of agreement to be nominated by the President for the time being of The Royal Institution of Chartered Surveyors

5.3 The Surveyor whether agreed or nominated as aforesaid shall act as an expert and not as an Arbitrator

5.4 The Surveyor's decision shall be binding on both the Landlord and the Tenant but he shall be required to:

     5.4.1 Afford the Landlord and the Tenant an opportunity to make written representations to him

     5.4.2 Afford the Landlord and the Tenant an opportunity to comment on any such written representations received by his

     5.4.3     Give written reasons for his decision

6.  MEMORANDUM

At the joint expense of the parties a deed of variation recording the Market Rent in the form set out in the First Schedule to the Previous Lease shall be prepared and completed in duplicate forthwith after the same has been agreed or determined

7.   LATE REVIEW

7.1 In the event of the Market Rent not having been agreed or determined prior to any Review Date for any reason whatever then the Tenant shall continue to pay to the Landlord in the manner hereinbefore provided rent ("the Previous Yearly Rent") at the yearly rate payable immediately before such Review Date

7.2 On the Rent Payment Date immediately following the date on which such agreement or determination shall have been made the Tenant shall pay to the Landlord

     7.2.1 the amount whereby the yearly rent agreed or determined as aforesaid shall exceed the Previous Yearly Rent but duly apportioned on a daily basis

     7.2.2 interest on such amount at the rate of Barclays Bank plc base rate from time to time upon each and every quarterly instalment of additional yearly rent which would have fallen due on or after such Review Date if the amount of the additional yearly rent had been ascertained before such Review Date (the amount of such interest being calculated on a day to day basis in respect of each such quarterly instalment of additional yearly rent as aforesaid for the period from the date upon which the relevant instalment would have become payable if ascertained before such Review Date up to and including the date of payment)

7.3 In the event that such rate shall cease to exist such other comparable rate of interest shall apply as the Landlord and the Tenant may from time to time agree or in default of agreement shall be determined by an Arbitrator appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales in accordance with the Arbitration Acts 1950 to 1979.

8.   SAME TERMS

This Lease is made upon the same terms and subject to the same covenants provisos and conditions as are contained in the Previous Lease except as to the premises demised the term of years granted and the rents reserved and except as to such modifications as are set out in the Second Schedule hereto so that this Lease shall be construed and take effect as if such terms covenants provisos and conditions were (except as aforesaid) repeated in this Lease in full with such modifications only as are necessary to make them applicable to this demise

9.   TENANT'S COVENANTS

The Tenant covenants with the Landlord to observe and perform all the covenants and conditions on its part contained in the Previous Lease (as modified as above)

10.  LANDLORD'S COVENANTS

The Landlord covenants with the Tenant to observe and perform all the covenants and conditions on its part contained in the Previous Lease

IN WITNESS whereof the parties hereto have duly executed this Lease as a Deed the day and year first before written

                     THE FIRST SCHEDULE above referred to

                                    PART 1

EASEMENTS AND RIGHTS GRANTED

1 the right of free passage and running of water soil gas electricity and other services to and from the Premises through any sewers drains pipes wires and channels now or during the period of the term as hereinafter defined running under or through any adjoining or neighbouring premises now or during such period belonging to the Landlord (but not including any right or easement unless the same be expressly herein referred to)

2 The full right and liberty for the Tenant and all persons authorised by it (in common with all other persons entitled to the like right) at all times by day or night to go pass and re-pass through and along or use part of the forecourt and the entrance hall of the Building leading to the Premises and the lavatories and cloakrooms for males and females respectively situated in the common parts of the Building and such other lavatories and cloakrooms as shall hereafter from time to time be allocated at its discretion by the Landlord for use by the Tenant and staff employed at the Premises

3 The right of support and protection now enjoyed by the Premises from the Main Structure and adjacent premises in the Building capable of providing such support and protection

4 With the Landlord's prior consent (which shall not be unreasonably withheld) the full right and liberty for the Tenant and his authorised servants agents and workmen at all reasonable times on reasonable notice (except in emergency) to enter into and upon the remainder of the Building as shall be necessary for the purpose of repairing maintaining or altering cleaning renewing or examining the Premises and any part thereof the subject matter of any easements or any other rights set out in this Clause 2 and to make or permit any connections and disconnections which may be necessary in relation thereon or for the purpose of carrying out any work which may be necessary for the protection of the Premises PROVIDED that in the exercise of such right the Tenant or such persons exercising such rights shall cause as little inconvenience and interference as is practicable and shall forthwith make good any damage caused thereby.

5 The right to park two motor vehicles in the forecourt of the Building in spaces designated from time to time by the Landlord in the area shown hatched black on the plan annexed hereto

                                    PART 2

EXCEPTIONS AND RESERVATlONS

     PASSAGE OF WATER ETC

1 The free passage and running of water soil gas electricity and all other service for any adjoining or neighbouring premises within the Building through any sewers drains pipes wires and channels now or which at any time within such period as aforesaid shall run under or through the Premises and to make connections with such sewers drains pipes wires and channels for the purpose of exercising the said fee passage of water soil gas electricity and all other services as aforesaid

     LIGHT AND AIR

2 All rights of light air and other easements and rights (but without prejudice to those expressly hereinbefore granted to the Tenant) now or hereafter belonging to be enjoyed by any adjacent or neighbouring land or building over or against the Premises

     SUPPORT AND SHELTER

3 The right to support and shelter and all other easements and rights now or hereafter belonging to or enjoyed by the Building other than the Premises and all adjacent or neighbouring land or buildings an interest wherein in possession or reversion is at any time during the term hereby granted vested in the Landlord

                        THE SECOND SCHEDULE AFORESAID

                     MODIFICATIONS OF TENANT'S COVENANTS

In Clause 28.1 the following words shall not apply and shall be excluded from this Lease this is to say:

     "save that the Tenant may with previous written consent in writing of the Landlord such consent not to be unreasonably withheld or delayed underlet the whole or any part of each of the first second and basement floors provided that no more than four underlettings are created"



The Common Seal of BANTRY
INVESTMENTS LIMITED was
affixed in the presence of


 ...........................................

 ...........................................  Secretary